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NEWS RELEASE

TYSON FOODS, INC. HOLDS ANNUAL MEETING OF SHAREHOLDERS
Completion of Hudson Merger Announced


     Springdale, AR (January 9, 1998) - Tyson Foods, Inc. (NYSE:TSN), the world's leading producer, processor and marketer of chicken and other poultry based food products, as well as other convenience food items, held its annual Shareholder's Meeting on Friday, January 9, 1998 at the Walton Arts Center in Fayetteville, Arkansas.

     At the 10:00 a.m. meeting, Tyson Chairman and CEO Leland Tollett announced to the assembled shareholders that, earlier in the morning, Hudson Foods, Inc. shareholders, in a special meeting, had, pursuant to the merger agreement announced on September 4, 1997, approved the Tyson-Hudson merger. With the signing of documents following the Hudson shareholder meeting, the transaction was completed prior to the opening of the Tyson meeting.

     "We are truly pleased to have completed the Tyson-Hudson merger earlier this morning," said Tollett. "This transaction brings another 12,000 team members and 1,200 more contract growers to the Tyson Foods' family, significantly increases our share of domestic chicken production, and will take our sales this year to approximately $8 billion. As with all our previous acquisitions, we must now get about the business of insuring that the transition goes smoothly, and that the Hudson operations and people are brought into the Tyson fold as soon and as efficiently as possible."

     Tyson plans to continue operating all 14 of the Hudson processing facilities. While some change is inevitable after such a merger, no major layoffs are anticipated, and loss of jobs will be minimized to the greatest extent possible.

     Consistent with Tyson's master branding strategy, some changes in the Hudson brand names are expected, including the phasing out of the "Hudson" brand over the coming weeks.

     "Tyson Foods finished a difficult year in pretty good shape compared to our visible competition," Tollett said. "The first quarter of fiscal year 1998 will be in line with expectations. We are encouraged by the continued improvements in the cost side of our business, particularly with the decline in feed prices. There will continue to be challenges in the marketplace due to more than adequate supplies of all the meat proteins, but we remain optimistic about the balance of FY1998."

     The Company also announced that the nominees for election to the Board of Directors, as set forth in the company's Proxy Statement, were elected. Elected to the Board for the upcoming year were Don Tyson, Leland Tollett, Joe F. Starr, John H. Tyson, Shelby D. Massey, Neely Cassady, Fred
S. Vorsanger, Barbara A. Tyson, Lloyd V. Hackley, Donald Wray and Gerald
Johnston.




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     The Tyson Board of Directors met prior to the Shareholders Meeting and approved a quarterly cash dividend of $0.025 per share for Class A Common Stock, and $0.0225 per share for Class B Common Stock, payable
June 15, 1998 to shareholders of record on June 1, 1998. Fifteen plant managers were given the Chairman's Safety Circle Award and other safety awards were announced as detailed in the attached supplemental news release.

     For further information contact Archie Schaffer III, Tyson's Director of Media, Public and Governmental Affairs at 501/290-7232, or Mary Rush, Corporate Secretary and Director of Investor Relations at 501/290-4351.














































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